SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant                            ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐        Preliminary Proxy Statement
☐        Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒        Definitive Proxy Statement
☐        Definitive Additional Materials
☐        Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

INDUS INTERNATIONAL, INC.
 (Name of Registrant as Specified in its Charter)

__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒        No fee required.

☐        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  Title of each class of securities to which transaction applies:

  Aggregate number of securities to which transaction applies:

  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  Proposed maximum aggregate value of transaction:

  Total fee paid:

☐        Fee paid previously by written preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  Amount Previously Paid:

  Form, Schedule or Registration Statement No.:

  Filing Party:

  Date Filed:

INDUS INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 7, 2000

To The Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Indus International, Inc. (the "Company"), a Delaware corporation, will be held on June 7, 2000 at 2:00 p.m., local time, at the Company's headquarters located at 60 Spear Street, San Francisco, California, for the following purposes:

1. To elect the following directors to serve for the ensuing year and until their successors are duly elected and qualified: Richard H. Beatty, Robert W. Felton, Kent O. Hudson, Joseph P. Landy, William H. Janeway and Jeanne D. Wohlers.

2. To approve an amendment to the Company's 1997 Director Option Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares to 700,000 shares.

3. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2000.

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement (the "Proxy Statement") accompanying this Notice.

Only stockholders of record at the close of business on May 1, 2000 are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

By Order of the Board of Directors

Henry C. Montgomery, Secretary

San Francisco, California
May 16, 2000

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States.

INDUS INTERNATIONAL, INC.

PROXY STATEMENT FOR THE

2000 ANNUAL MEETING OF STOCKHOLDERS

__________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Indus International, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held June 7, 2000 at 2:00 p.m., local time, or at any adjournment of postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters located at 60 Spear Street, San Francisco, California.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for directors set forth herein, for the amendment to the Company's 1997 Director Option Plan, for the ratification of the appointment of Ernst & Young as independent auditors as set forth herein and, at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 1999 were mailed on or about May 16, 2000 to all stockholders entitled to vote at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to ChaseMellon Shareholder Services, LLC, Attention: Joseph W. Thatcher, Jr. Inspector of Elections, 235 Montgomery Street, 23rd Floor, San Francisco, CA 94104, (i) a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the Annual Meeting and voting in person. The presence at the Annual Meeting of the stockholder who has appointed a proxy will not of itself revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card, or if no instructions are indicated, will be voted FOR the slate of directors described herein, FOR Proposals Two and Three and as to any other matter that may be properly brought before the Annual meeting, in accordance with the judgment of the proxy holders.

Voting at the Annual Meeting; Record Date

Only holders of record of the Company's common stock ("Common Stock") at the close of business on May 1, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date and to vote on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, 34,233,487 shares of the Company's Common Stock were issued and outstanding. No shares of Preferred Stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company's Common Stock, see "Security Ownership of Management; Principal Stockholders."

Quorum; Required Vote

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding as of the Record Date. All shares represented at the meeting, whether in person or by a general or limited proxy, will be counted for the purpose of establishing a quorum.

While there is not definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares present and entitled to vote ("Votes Cast") with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Under current Delaware case law, while broker non-votes (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the voting on a proposal.

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, telegram, letter or facsimile. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Procedure for Submitting Stockholder Proposals

Stockholders may present proper proposals for inclusion in the Company's proxy materials for consideration at the next annual meeting of its stockholders by submitting their proposals to the Secretary of the Company in a timely manner. In order to be included in the Company's proxy materials for the 2001 Annual Meeting, stockholder proposals must be received by the Secretary of the Company no later than January 16, 2001, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, under the Company's Bylaws, as amended, a stockholder wishing to make a proposal at the 2001 Annual Meeting of Stockholders must submit such proposal to the Company on or prior to April 1, 2001.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of six (6) directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six (6) nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until such director's successor has been duly elected and qualified.

All nominees are presently directors of the Company. The names of the nominees, their ages as of the date of this proxy statement and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation
Richard H. Beatty	53	Executive Vice President and Chief Operating Officer, President of myindus.com
Robert W. Felton	61	Director, former Chief Executive Officer
Kent O. Hudson	47	President and Chief Executive Officer
William H. Janeway (1)	56	Chairman of the Board, Managing Director and Head of the Venture Capital High Technology Team of E.M. Warburg, Pincus & Co., LLC
Joseph P. Landy (2)	38	Director, Managing Director of E.M. Warburg, Pincus & Co., LLC
Jeanne D. Wohlers (1)(2)	54	Director

  Member of the Compensation Committee.

  Member of the Audit Committee.

There are no family relationships between or among any directors or executive officers of the Company.

Mr. Beatty has served as Executive Vice President and Chief Operating Officer, and director of the Company since January 11, 2000. He has also served as President of myindus.com since August 1999. From 1996 to August 1999 he was an independent consultant. From 1992 to 1996 he served as President, Consulting Services for SHL SYSTEMHOUSE. From 1980 to 1992 he was a Partner at Andersen Consulting.

Mr. Felton is a founder of The Indus Group, Inc. and has been a director since the Company was formed pursuant to the merger of The Indus Group, Inc. and TSW International, Inc. (the "Merger") which was consummated on August 25, 1997. He was Chairman of the Board until March 17, 1999. He also served as Chief Executive Officer of the Company until December 31, 1998. From 1988 until August 25, 1997, he was the Chairman, President and Chief Executive Officer of The Indus Group, Inc.

Mr. Hudson has served as President and Chief Executive Officer and director, of the Company since January 11, 2000. During 1999, he was a consultant to myindus.com an eBusiness initiative of the Company. Since August 1998, he has been and continues to serve as the President of Trinity Coast, Inc., a management consulting firm. From July 1997 to September 1998, he was President and Chief Executive Officer of Strategic Resource Solutions, the non-regulated subsidiary of Carolina Power and Light. From November 1991 to June 1997, he was Founder and Chief Executive Officer of Applied Computer Technologies, an EAM software solution for educational institutions, prior to its acquisition by Carolina Power and Light.

Mr. Janeway has served as a director of the Company since the consummation of the Merger on August 25, 1997. From 1994 to August 25, 1997, he served as a director of TSW International, Inc. Since 1988, he has been a managing director and the head of the Venture Capital High Technology Team of E.M. Warburg, Pincus & Co., LLC ("EMW LLC") and its predecessor, EMW Inc. Mr. Janeway serves on the Board of Directors as a nominee of Warburg. Mr. Janeway also serves as a director of BEA Systems, Inc., an on-line transaction processing software and services company, Industri-Matematik International Corp., a client/server application software company, Veritas Software, a Unix system software company, and Vanstar/Inacom, a technology services company, and several privately-held companies.

Mr. Landy has served as a director of the Company since the consummation of the Merger on August 25, 1997. From 1992 to August 25, 1997, he served as a director of TSW International, Inc. Since 1994, Mr. Landy has been a managing director of EMW LLC and its predecessor, EMW Inc. Mr. Landy has been employed in various capacities by EMW LLC and EMW Inc. since 1985. Mr. Landy serves on the Board as nominee of Warburg. Mr. Landy also serves as a director of Level One Communications.

Ms. Wohlers has served as a director of the Company since January 1, 1999. Ms. Wohlers currently serves on the board of directors of 44 mutual funds managed by American Century. Ms. Wohlers has held a number of corporate senior management positions with high growth companies and investment management firms from 1974 through 1998. From 1994 to 1998, Ms. Wohlers was a partner at Windy Hill Productions, a producer of educational entertainment software.

Board Meeting and Committees

The Board of Directors of the Company held a total of four meetings in 1999. No director attended fewer than 75% of the total number of meetings of the Board of Directors or committees of the Board of Directors held in 1999 during the period in which such directors were members of the Board of Directors. The Board of Directors has two committees, an Audit Committee and a Compensation Committee.

The Audit Committee of the Board of Directors currently consists of Joseph P. Landy and Jeanne D. Wohlers. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee held two meetings during 1999.

The Compensation Committee of the Board of Directors currently consists of William H. Janeway and Jeanne D. Wohlers. The Compensation Committee establishes the Company's executive compensation policy, determines the salary and bonuses of the Company's executive officers and recommends to the Board of Directors stock option grants for executive officers. The Compensation Committee held one meeting during 1999.

Director Compensation

Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of- pocket expenses they incur in connection with their attendance at meetings of the Board of Directors. The Company's 1997 Director Option Plan (the "Director Option Plan") was adopted by the Board of Directors and approved by the stockholders of the Company on July 17, 1997. Under the Director Option Plan, the Company reserved 200,000 shares of Common Stock for issuance to the directors of the Company pursuant to non-statutory stock options. As of May 8, 2000, options to purchase an aggregate of 100,000 shares were outstanding under the Director Option Plan at a weighted average exercise price of $8.188 per share, of which options to purchase 32,500 shares were fully vested and immediately exercisable; no options had been exercised pursuant to the Plan; and 100,000 shares remained available for future grant.

Each director who is not an employee of the Company is automatically granted a nonstatutory option to purchase 50,000 shares of Common Stock of the Company (the "First Option") on the date such person becomes a director. Thereafter, each such person will automatically be granted an option to acquire 10,000 shares of the Company's Common Stock (the "Subsequent Option") upon such outside director's re-election at each Annual Meeting of Stockholders, provided that on such date such person has served on the Board of Directors for at least six months. Each option granted under the Director Option Plan will become exercisable as to 25% of the Shares subject to such option on each anniversary of its date of grant. Effective January 1, 1999, when she commenced her service on the Board of Directors, Ms. Wohlers received a First Option grant to purchase 50,000 shares at $6.625. On May 30, 1999, Messrs. Janeway and Landy each received Subsequent Options to purchase 10,000 shares at an exercise price of $5.00 on May 4, 1999.

Nomination Agreement

The Company, Robert W. Felton and Warburg, Pincus Investors, L.P. ("WPI") entered into a Nomination Agreement that provides that for so long as WPI continues to own more than 15% of the outstanding shares of the Company's Common Stock, WPI will be permitted to nominate two persons to the Company's Board of Directors, and that for so long as WPI continues to own between 7% and 15% of the outstanding shares of the Company's Common Stock, WPI will be permitted to nominate one person to the Company's Board of Directors. The Nomination Agreement also provides that for so long as Mr. Felton continues to own more than 15% of the outstanding shares of the Company's Common Stock, Mr. Felton will be permitted to nominate two persons to the Company's Board of Directors, and that for so long as Mr. Felton continues to own between 7% and 15% of the outstanding shares of the Company's Common Stock, Mr. Felton will be permitted to nominate one person to the Company's Board of Directors, which nominees in each instance may include Mr. Felton.

Required Vote

The six (6) nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect under Delaware law.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

AMENDMENT TO 1997 DIRECTOR OPTION PLAN

On April 19, 2000, the Board of Directors of the Company approved an amendment to the 1997 Director Option Plan (the "Director Option Plan") to increase the number of shares of Common Stock available for issuance under the Plan from 200,000 to 700,000 shares.

Of the 200,000 shares authorized under the Director Option Plan prior to the amendment described above, as of May 16, 2000, no options to purchase shares had been exercised, options to purchase an aggregate of 100,000 shares were outstanding, and 100,000 shares remained available for future grant.

At the Annual Meeting, the stockholders are being asked to approve the amendment to the Director Option Plan to increase by 500,000 the number of shares of Common Stock reserved thereunder.

A summary of the amended 1997 Director Option Plan is provided in Appendix A.

Purpose and Effect of Proposed Amendment

The primary purpose of the proposed amendment to the Director Option Plan is to increase the number of shares available for grant under the Director Option Plan. The Board believes that stock option grants are an essential element in attracting and retaining qualified individuals to serve as directors of the Company. The pool of individuals qualified to be directors of growing technology companies is relatively small, and the number of companies seeking such expertise is growing. In addition, many qualified individuals are reluctant to serve on boards unless appropriately compensated for the responsibility and risk they assume. The Board believes that most individuals it seeks as board members expect equity compensation as an inducement for their services. In addition, the Board of Directors believes that equity compensation better aligns the interests of directors with those of the Company and its stockholders than cash compensation. The Board believes that the proposed amendment is in the best interests of the Company because, without the increase in the shares reserved for issuance under the Director Option Plan, the Company may deplete the options available for grant under the Director Option Plan within the next few years.

AMENDED PLAN BENEFITS TABLE
Name of Outside Director	Number of Options to be Granted Under Director Option Plan During 2000 (1)
Robert W. Felton (2)	20,000
William H. Janeway	10,000
Joseph P. Landy	10,000
Jeanne D. Wohlers	10,000

  The exercise price for all grants under the Director Option Plan will be the fair market value of the Company's common stock at the time of the grant.

  Mr. Felton received 20,000 options in 2000; 10,000 options for 1999, and 10,000 options for 2000.

Required Vote

The approval of amendments to the Director Option Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented in person or by proxy and entitled to vote on the proposal. See "Quorum; Required Vote" above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1997 DIRECTOR OPTION PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as independent auditors of the Company, to audit the financial statements of the Company for the current year ending December 31, 2000 and recommends that the stockholders ratify this selection. Representatives of Ernst & Young LLP are expected to be available at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

In the event that the stockholders do not approve the selection of Ernst & Young LLP, the Board of Directors will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

[the remainder of this page is intentionally left blank]

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company during 1997, 1998 and 1999 to its Chief Executive Officer, its four executive officers who were serving as executive officers during the year ended December 31, 1999 and whose salary and bonus exceeded $100,000, and two former executive officers whose salary and bonus exceeded $100,000 during 1999 (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Annual Compensation		Long-term Compensation Awards	All Other Compensation ($)(1)
		Salary ($)	Bonus($)	Securities Underlying Options (#)
William J. Grabske (2)	1999	$701,018	$350,000	500,000	58,379
Former President and Chief	1998	381,859	349,372	1,000,000	7,025
Executive Officer,	1997	-	-	-	-
Former Chief Operating Officer

Robert A. Pocsik (3)	1999	256,601	185,625	250,000	12,871
Former Senior Vice President	1998	56,250	180,293	50,000	1,448
Human Resources and	1997	-	-	-	-
Administration

Kerry P. Lamson (4)	1999	274,944	50,000	100,000	14,880
Former Senior Vice President of	1998	146,875	50,000	285,000	6,770
Worldwide Marketing	1997	-	-	-	-

Philip C. Mezey (5)	1999	236,312	50,000	60,000	12,008
Former Senior Vice President of	1998	185,356	-	100,000	12,195
Research and Development	1997	160,270	3,470	25,000	10,507

Joan P. Platt (6)	1999	225,649	50,731	300,000	2,539
Former Senior Vice President and	1998	-	-	-	-
Chief Financial Officer	1997	-	-	-	-

Albert J. Wood (7)	1999	101,534	106,000	-	140,427
Former Vice President and	1998	149,035	-	75,000	11,737
Interim Chief Financial Officer	1997	11,667	-	25,000	844

Richard H. Beatty	1999	129,167	25,000	500,000	3,177
Executive Vice President and	1998	-	-	-	-
Chief Operating Officer,	1997	-	-	-	-
President of myindus.com

(1) "All Other Compensation" is itemized as follows:

In 1999, Mr. Grabske received $47,744 in relocation payments, $2,400 in payment pursuant to the Company's 401(k) plan and $8,235 in life and health insurance premiums. In 1998, Mr. Grabske received $2,400 in payment pursuant to the Company's 401(k) plan and $4,625 in life and health insurance premiums life insurance premiums. Mr. Grabske's date of hire with the Company was June 1998.

In 1999, Mr. Pocsik received $1,063 in payment pursuant to the Company's 401(k) plan and $11,808 in life and health insurance premiums. In 1998, Mr. Pocsik received $1,448 in life and health insurance premiums. Mr. Pocsik's date of hire with the Company was October 1998.

In 1999, Mr. Lamson received $2,400 in payment pursuant to the Company's 401(k) plan and $12,480 in life and health insurance premiums. In 1998, Mr. Lamson received $1,484 in payment pursuant to the Company's 401(k) plan and $5,286 in life and health insurance premiums. Mr. Lamson's date of hire with the Company was May 1998.

In 1999, Mr. Mezey received $1,547 in payment pursuant to the Company's 401(k) plan and $10,461 in life and health insurance premiums. In 1998, Mr. Mezey received $2,374 in payment pursuant to the Company's 401(k) plan and received $9,821 in life and health insurance premiums. In 1997, Mr. Mezey received $10,507 in life and health insurance premiums. Mr. Mezey's date of hire with the Company was April 1988.

In 1999, Ms. Platt received $625 in payment pursuant to the Company's 401(k) plan and received $1,914 in life and health insurance premiums. Ms. Platt's date of hire with the Company was May 1999.

In 1999, Mr. Wood received $1,097 in payment pursuant to the Company's 401(k) plan, received $5,465 in life and health insurance premiums, and $133,865 in severance payments. In 1998, Mr. Wood received $1,619 in payment pursuant to the Company's 401(k) plan, and received $10,118 in life and health insurance premiums. In 1997, Mr. Wood received $844 in life and health insurance premiums. Mr. Wood's date of hire with the Company was December 1997.

In 1999, Mr. Beatty received $3,177 in life and health insurance premiums. Mr. Beatty's date of hire with the Company was August 1999.

(2) Mr. Grabske left the Company on January 11, 2000.

(3) Mr. Pocsik left the Company on January 11, 2000.

(4) Mr. Lamson left the Company on December 31, 1999.

  Mr. Mezey left the Company on December 31, 1999.

  Ms. Platt left the Company on November 18, 1999.

  Mr. Wood left the Company on June 15, 1999

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding each grant of options to purchase Common Stock of the Company made to a Named Executive Officer during 1999.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date(1)
					5%	10%
William J. Grabske (3)(5)(6)	500,000	16.0%	$ 4.50	7/15/09	$1,415,013	$ 3,585,921
Robert A. Pocsik (3)(5)(6)	250,000	8.0%	4.65	5/26/09	731,090	1,852,726
Kerry P. Lamson (3)(5)(6)	100,000	3.2%	4.50	5/18/08	283,003	717,184
Philip C. Mezey (3)(4)	60,000	1.9%	4.13	5/26/09	155,651	384,451
Joan P. Platt (3)(5)(7)	300,000	9.6%	4.50	5/03/09	849,008	2,151,552
Albert J. Wood (3)(4)	-	-	-	-	-	-
Richard H. Beatty (3)(5)(6)	500,000	16.0%	4.50	8/02/09	1,415,013	3,585,921

(1) Options may terminate before their expiration upon the termination of optionee's status as an employee or consultant or upon optionee's death or disability.

(2) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These potential realizable value numbers are calculated based on Securities and Exchange Commission requirements and do not reflect the Company's estimate of future stock price growth.

(3) Options were granted under Indus International, Inc. 1997 Stock Option Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

(4) Options become exercisable as to 25% of the option shares on each anniversary of the vesting commencement date, with full vesting occurring on the fourth anniversary of the vesting commencement date.

(5) In the case of a change of control of the Company, all outstanding options shall vest immediately.

  Options become exercisable as to 25% of the option shares on the employment date and 25% each anniversary date of the vesting commencement date with full vesting occurring on the third anniversary of the vesting commencement date.

  Options become exercisable as to 25% of the option shares on the employment date and 25% of the remaining 75% each anniversary date of the vesting commencement date with full vesting occurring on the fourth anniversary of the vesting commencement date.

AGGREGATE OPTION EXERCISES IN 1999 AND YEAR-END VALUES

The following table sets forth information concerning the shares acquired and the value realized upon the exercise of stock options during 1999, the number of shares of Common Stock underlying exercisable and unexercisable options held by each of the Named Officers as of December 31, 1999 and the values of unexercised "in-the-money" options as of that date.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 1999 (#)		Value of Unexercised in-the-Money Options at Fiscal Year-End ($)(1)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
William J. Grabske	-	-	562,500	937,500	$2,820,625	$5,695,875
Robert A. Pocsik	-	-	87,500	212,500	653,950	1,596,200
Kerry P. Lamson	-	-	96,250	-	535,134	-
Philip C. Mezey	-	-	72,500	-	320,970	-
Joan P. Platt	-	-	75,000	-	576,600	-
Albert J. Wood	-	-	-	-	-	-
Richard H. Beatty	-	-	125,000	375,000	961,000	2,883,000

(1) Represents the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Common Stock on December 31, 1999 of $12.188 per share, as reported by the Nasdaq National Stock Market at the close of business.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

William Grabske, the Company's former Chief Executive Officer, and the Company entered into an Employment and Confidentiality Agreement dated May 7, 1998 pursuant to which, upon his involuntary termination for any reason except cause, the Company would pay the remaining portion of his base salary ($700,000 per annum) for up to three years from the date of his employment and would pro rate the vesting of his stock options through the date of termination. The Company and Mr. Grabske agreed that his employment was terminated on January 11, 2000 and entered into a Settlement Agreement and Mutual Release on that date. The agreement provided, among things, that the Company would pay Mr. Grabske in a lump sum payment the remaining portion of his base salary through June 15, 2001 (an amount of $919,319, less applicable taxes and withholding). The agreement also provided for a mutual release of claims by the parties. To date, the Company has not paid the lump sum settlement payment.

The Company has entered into Employment Agreements with Kent Hudson, its President and Chief Executive Officer, Richard H. Beatty, its Executive Vice President and Chief Operating Officer, Onagh M. Ash, its Executive Vice President of Global Sales, Service and Marketing, each dated January 11, 2000, and Henry C. Montgomery, its Executive Vice President of Finance and Administration, Chief Financial Officer and Secretary, dated March 1, 2000. These agreements provide for a one-year term of employment, following which the employment becomes "at-will" unless the term is extended by the Company. The agreements provide for base salaries of $550,000 for Mr. Hudson and $350,000 for Messrs. Beatty and Montgomery and Ms. Ash. In addition, the agreements provide for annual bonuses for these executives, to be determined by the Board of Directors or its Compensation Committee, of up to 100% of base salary (but not less than 50% of base salary) in the case of Mr. Hudson and up to 60% of base salary in the cases of Messrs. Beatty and Montgomery and Ms. Ash. In addition, in connection with his employment by the Company, the agreement provides that Mr. Hudson's consulting firm, Trinity Coast, Inc., which is owned by him, will receive a one-time payment of $100,000. A similar provision in included in Mr. Montgomery's contract providing for a $90,000 lump sum payment to his consulting firm, Montgomery Financial Services for the loss of his services. The agreements also provide for stock option grants to these individuals in the following amounts: Mr. Hudson, 1,000,000 shares; Mr. Beatty, 150,000 shares; Ms. Ash, 100,000 shares; and Mr. Montgomery, 500,000 shares.

The employment agreements also provide for various payments in the event of employment termination or change of control of the Company. In the event that the employment of these executives is terminated other than voluntarily by the executive or for "cause" (as defined in the agreements), the agreements provide that they are entitled to salary continuation equivalent to 12 months (six months in the cases of Mr. Beatty and Ms. Ash) of the current base salary plus a pro-rated bonus of 100% of the prior fiscal year's bonus, which is deemed to be $550,000 in the case of Mr. Hudson and $200,000 in the case of the other three executives if termination occurs prior to December 31, 2000. The agreements also provide that in the event of a "change of control" of the Company, as defined in the agreements, the stock options granted pursuant to these agreements will become 100% vested and exercisable.

REPORT OF THE COMPENSATION COMMITTEE

Overview and Philosophy

The Compensation Committee (the "Committee") of the Board of Directors regularly reviews and approves all executive officer pay plans and develops recommendations for stock option grants for approval by the Board of Directors. These include the following compensation elements: base salaries, annual incentives, stock options and various benefit plans.

The Committee is comprised of two independent, non-employee directors. It is the Committee's objective that executive compensation be directly determined by achievement of the Company's planned business performance. Specifically, the Company's executive compensation program is designed to reward exceptional executive performance that results in enhanced corporate and stockholder values.

Published industry pay salary data is reviewed and relied upon in the Committee's assessment of appropriate compensation levels, specifically the analysis of proxies of certain public software companies and appropriate and relevant compensation surveys. The Committee also retains independent compensation consultants to provide objective and expert advice in the review of the Company's stock option plans.

The Committee recognizes that the industry sector in which the Company operates is both highly competitive and undergoing significant globalization with the result that there is substantial demand for qualified, experienced executive personnel. The Committee considers it crucial that the Company be assured of retaining and rewarding its top caliber executives who are essential to the attainment of the Company's ambitious long-term, strategic goals.

For these reasons, the Committee believes the Company's executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations, including some, but not all, of the companies comprising the Nasdaq-100 Index and the Nasdaq Computer Index.

Annual Cash Compensation (Base Salary, Plus Performance Incentives)

The Committee believes that annual cash compensation should be paid commensurate with attained performance. The Company's executive cash compensation consists of base compensation ("salary") and performance incentives ("bonuses"). Base salaries for executive officers are established by considering a number of factors, including the Company's continued profitable growth; the executive's individual performance and measurable contribution to the Company's success; and pay levels of similar positions with comparable companies in the industry. The Committee supports the Company's compensation philosophy of competitive compensation elements, such as base salary and benefits, which philosophically is based upon the Company's need to be competitive in the geographies and technologies in which it operates. Base salary decisions are made as part of the Company's formal annual review process.

Long-Term Incentive: Stock Options

The Committee recommends executive stock options under the Company's 1997 Stock Plan to foster executive officer ownership of the Company's Common Stock, to stimulate a long-term orientation in decisions and to provide direct linkage with stockholder interests. The Committee considers the total compensation package, industry practices and trends, the executive's accountability level, and assumed potential stock value in the future when granting stock options. The Committee recommends option amounts to provide retention considering projected earnings to be derived from option gains based upon relatively conservative assumptions relating to planned growth and earnings. Therefore, the stock option program is intended to serve as an effective and competitive long-term incentive and retention tool for the Company's executives, as well as other key employees. The exercise prices of stock options granted to executive officers are equal to the fair market value of the Company's Common Stock on the date of grant. Therefore, stock options provide an incentive to maximize the Company's profitable growth that ordinarily, over time, should be reflected in the price of the Company's Common Stock. The Committee believes that the Company's stock option plan has been administered in a manner comparable to its peer group and other high performing companies in the high technology sector.

Benefits

The Company provides benefits to the named executive officers that are generally available to all employees of the Company. The amount of executive level benefits and perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of total salary and bonus for the calendar year 1998 for any executive officer.

Chief Executive Officer Compensation

Compensation for the Chief Executive Officer is determined by a process similar to that discussed above for executive officers. In June, 1998, the Compensation Committee approved the compensation package of Mr. Grabske (hired as President and Chief Operating Officer on June 15, 1998 and appointed Chief Executive Officer on January 1, 1999). This compensation package was designed to bring Mr. Grabske's total compensation in line with other chief executive officers in the information technology.

It is the opinion of the Committee that the aforementioned compensation policies and structures provide the necessary discipline to properly align the Company's corporate economic performance and the interest of the Company's stockholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

The Compensation Committee of the Board of Directors

William H. Janeway

Jeanne D. Wohlers

[the remainder of this page is intentionally left blank]

PERFORMANCE GRAPH

The following graph compares the cumulative total return for the Company's Common Stock with the cumulative total return of The Nasdaq Stock Market-U.S. Index and the Nasdaq Computer Index. The graph assumes that $100 was invested on August 25, 1997 in the Company's Common Stock. The Nasdaq Stock Market-U.S. Index and the Nasdaq Computer Index, including reinvestment of dividends. No dividends have been declared or paid on the Company's Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

Date	Indus International, Inc.	Nasdaq Stock Market	Nasdaq Computer
Aug-97	$100	$100	$100
Sep-97	$102	$106	$102
Oct-97	$90	$100	$100
Nov-97	$90	$101	$102
Dec-97	$46	$99	$96
Jan-98	$59	$102	$103
Feb-98	$62	$112	$117
Mar-98	$65	$116	$127
Apr-98	$52	$118	$128
May-98	$59	$111	$119
Jun-98	$76	$119	$141
Jul-98	$41	$118	$136
Aug-98	$31	$95	$110
Sep-98	$31	$108	$132
Oct-98	$35	$112	$128
Nov-98	$31	$124	$148
Dec-98	$44	$140	$171
Jan-99	$29	$160	$207
Feb-99	$24	$146	$184
Mar-99	$28	$157	$207
Apr-99	$27	$162	$196
May-99	$27	$157	$192
Jun-99	$27	$172	$215
Jul-99	$28	$169	$203
Aug-99	$33	$176	$213
Sep-99	$33	$176	$223
Oct-99	$39	$190	$239
Nov-99	$59	$213	$279
Dec-99	$77	$259	$378

CERTAIN TRANSACTIONS WITH MANAGEMENT

The Company has entered into a consulting agreement with Mr. Felton, a director of the Company, pursuant to which Mr. Felton will provide consulting services to the Company. Mr. Felton is paid on an hourly basis and receives medical and dental benefits, reimbursement for automobile expense and administrative support. The Company paid Mr. Felton $93,625 during 1999 pursuant to this contract.

In December 1997, the Board of Directors approved a contract with Valour, Inc. to provide human resource consulting services for a monthly fixed fee of $10,000. $120,000 was paid by the Company in fiscal 1999 pursuant to this arrangement. Robert W. Felton, Chairman of the Board of the Company, is a director and shareholder of Valour, Inc.

The Company loaned John W. Blend III, who had previously served as the Company's President of Worldwide Sales and Marketing, and director, $100,910 in June 1997. In August 1998 the Company loaned Mr. Blend $491,771 bearing interest of 5.48% per annum. This note was secured by a pledge of 100,000 shares of the Company's stock. The largest aggregate amount of indebtedness outstanding at any time in 1999 was $532,485. Mr. Blend paid off this debt in March 1999.

The Company loaned Christopher R. Lane, who had previously served as the Company's President of Strategy and Product Development and Vice Chairman of the Board, $60,940 in June 1997, for payment of taxes in conjunction with the forgiveness of prior indebtedness. Mr. Lane paid off this debt in January 1999. The largest aggregate amount of indebtedness outstanding at any time in 1999 was $60,940.

SECURITY OWNERSHIP OF MANAGEMENT; PRINCIPAL STOCKHOLDERS

The table below sets forth, as of March 31, 2000, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Named Executive Officer; (iii) each director of the Company; and (iv) all current directors and executive officers as a group.

Name and Address	Shares Beneficially Owned(1)	Approximate Percentage of Ownership
Warburg, Pincus Investors, LP (2)(7)	18,490,900	48.7%
William H. Janeway (2)(3)	18,490,380	48.7%
Joseph P. Landy (2)(3)	18,490,380	48.7%
Heartland Advisors, Inc. (4)	1,705,500	5.0%

Robert W. Felton (5)	4,192,561	12.2%
Jeanne D. Wohlers (6)	12,500	*
William J. Grabske (7)	26,000	*
Robert A. Pocsik (7)	-	*
Kerry P. Lamson	-	*
Philip C. Mezey (7)	203,629	*
Joan P. Platt (7)	-	-
Albert J. Wood (7)	-	-
Richard H. Beatty	162,500	*
All current directors and executive officers as a group (7 persons)	23,258,461	60.2%

* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deems shares to be beneficially owned by any person who has or shares voting power or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of the Company's Common Stock that will be issuable to the identified person or entity pursuant to assumed stock options that are either immediately exercisable or exercisable within sixty days of March 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Represents shares held by Warburg, Pincus Investors, LP ("WPI"). Warburg, Pincus & Co. is the sole General Partner of WPI and has a 20% interest in the profits of WPI. E.M. Warburg, Pincus & Co. LLC manages WPI. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of E.M. Warburg, Pincus & Co., LLC and may be deemed to control both such entities. The members of E.M. Warburg, Pincus & Co., LLC are substantially the same as the partners of Warburg, Pincus & Co., LLC are substantially the same as the partners of Warburg, Pincus & Co. Messrs. Janeway and Landy are Managing Directors and members of E.M. Warburg, Pincus & Co., LLC, and general partners of Warburg, Pincus & Co. Messrs. Landy and Janeway may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by WPI. Messrs. Janeway and Landy each disclaim beneficial ownership, for purposes of Section 16 of the Exchange Act or otherwise, of such shares. The address of WPI is 466 Lexington Avenue, New York, New York 10017. Includes 3,702,877 shares issuable upon the exercise of currently exercisable warrants held by WPI.

(3)Includes 10,000 shares subject to options exercisable within 60 days of March 31, 2000 granted to each of Messrs. Janeway and Landy in their capacity as directors.

(4) Represents shares reported on Form 5 for the period ended December 31, 1999.

(5) Includes 117,500 shares subject to options exercisable within 60 days of March 31, 2000. The address of Mr. Felton is c/o Indus International, Inc., 60 Spear Street, San Francisco, CA 94105.

(6) Represents shares subject to options exercisable within 60 days of March 31, 2000.

(7) Information presented is based on publicly available data.(8) Robert W. Felton, the Company and Warburg, Pincus Investors, L.P ("WPI") entered into a Stock Purchase Agreement dated January 13, 1999 (the "Felton Purchase Agreement"). Under the Felton Purchase Agreement, WPI purchased 5,000,000 shares of the Company's Common Stock from Mr. Felton and WPI agreed that with respect to any proposal presented to the Company's stockholders it will exercise its voting right with respect to any shares of capital stock of the Company owned by it such that the votes of WPI and its affiliates are limited to 50% or less of the votes eligible to be cast on such proposal, except that WPI may vote its shares of capital stock in excess of such 50% vote in the same proportions as the other stockholders of the Company vote their shares of capital stock entitled to vote on such proposal.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Compensation Committee currently consists of William H. Janeway and Jeanne D. Wohlers. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of the compensation committee of any other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and persons who own greater than ten percent of a registered class of the Company's equity securities (a "10% Stockholders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1999, all officers, directors and 10% Stockholders complied with all Section 16(a) filing requirements.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

San Francisco, California
May 16, 2000

APPENDIX A

Summary of Amended Director's Option Plan

The principal features of the Director Option Plan (the "Plan"), reflecting the proposed amendment, are described below:

Purpose. The purposes of the Plan are to attract and retain the best available personnel for service as Outside Directors of the Company, to provide additional incentive to Outside Directors of the Company and to encourage their continued service on the Board.

Administration and Grants of Options under the Plan. All grants of options to Outside Directors under this Plan shall be automatic and nondiscretionary. Each Outside Director shall be automatically granted an option to purchase 50,000 Shares (the "First Option") on the date on which such person first becomes an Outside Director, however, an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option. Each Outside Director shall be automatically granted an option to purchase 10,000 Shares (a "Subsequent Option") on the date of the Company's annual meeting of stockholders upon such Outside Director's reelection to the Board, provided that on such date the Outside Director shall have served as a Director for at least the preceding six (6) months. The term of the options shall be ten (10) years and shall be exercisable only while the Outside Director remains a Director of the Company. The exercise price per share shall be 100% of the fair market value per share on the date of grant. In the event that the date of grant is not a trading day, the exercise price per share shall be the fair market value on the next trading day immediately following the date of grant. The options shall become exercisable as to 25% percent of the Shares each anniversary of its date of grant, provided that the optionee continues to serve as a Director on such dates. In the event that any option granted under this Plan would cause the number of shares subject to outstanding options plus the number of shares previously purchased under options to exceed the authorized pool, then the remaining shares available for option grant shall be granted under options to the Outside Directors on a pro rata basis. No further grants shall be made until such time, if any, as additional shares become available for grant under this Plan through action of the Board or the stockholders to increase the number of shares which may be issued under the Plan or through cancellation or expiration of options previously granted hereunder.

Form of Consideration. The consideration to be paid for the shares to be issued upon exercise of an option, including the method of payment, shall consist of (i) cash, (ii) check, (iii) other shares which (x) in the case of shares acquired upon exercise of an option, have been owned by the optionee for more than six (6) months on the date of surrender, and (y) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said Option shall be exercised, (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with this Plan, or (v) any combination of the foregoing methods of payment.

An option shall be deemed to be exercised when written notice of such exercise has been given to the by the person entitled to exercise the Option and full payment for the shares with respect to which the option is exercised has been received by the Company.

Termination of Continuous Status as a Director. In the event an optionee's status as a Director terminates (other than upon the optionee's death or total and permanent disability), the optionee may exercise his or her option, but only within three (3) months following the date of such termination, and only to the extent that the optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

Non-Transferability of Options. An option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale. In the event any change, such as a stock split, reverse stock split or stock dividend, is made in the Company's capitalization which results in the increase or decrease in the number of issued shares without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares which have been reserved for issuance under this Plan and the price per share covered by each outstanding option. In the event of a proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action. In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, outstanding options may be assumed or equivalent options may be substituted by the successor corporation or a Parent or Subsidiary thereof.

Reserved Shares. A total of 700,000 shares of Common Stock have been reserved for under the Director Plan, subject to adjustment for future stock splits, stock dividends and similar events.

Amendment and Termination of the Plan. The Board may at any time amend, alter, suspend, or discontinue this Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any amendment to this Plan in such a manner and to such a degree as required.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INDUS INTERNATIONAL, INC.

___________________________________________________________

Indus International, Inc.

Proxy for 2000 Annual Meeting of Shareholders

June 7, 2000

The undersigned shareholder(s) of Indus International, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 16, 2000, and hereby appoints Kent Hudson and Henry Montgomery as Proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of Indus International, Inc. to be held on June 7, 2000 at 2:00 p.m., local time, at 60 Spear Street, San Francisco, California and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

1. Election of Directors to serve one year terms.

FOR all the nominees listed below (except as indicated). WITHHOLD authority to vote for all nominees listed below.

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

Robert H. Beatty     Kent O. Hudson     William H. Janeway

Robert W. Felton     Joseph P. Landy     Jeanne D. Wohlers

2. To approve an amendment to the Company's 1997 Director Option Plan to increase the number of shares reserved for issuance thereunder by 500,000 to 700,000.

FOR        AGAINST        ABSTAIN

3. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.

FOR        AGAINST        ABSTAIN

4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

Dated _______________________, 2000

Signature:

___________________________________

Signature:

___________________________________

I Plan to attend the meeting: _________

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.